Exhibit 99.1

Blink Charging Announces Closing of the Acquisition

of EV Charging Leader SemaConnect

-	The acquisition adds nearly 13,000 EV chargers, an additional 3,800 site host locations and more than 150,000 registered EV driver members to Blink’s existing footprint.
-	In-house manufacturing and US-based assembly brings Blink in compliance with the Biden Administration Buy American initiatives

Miami Beach, FL – June 21, 2022 – Blink Charging Co. (Nasdaq: BLNK, BLNKW) (“Blink”), a leading owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced it has completed its previously announced acquisition of SemaConnect, Inc., a leading provider of EV charging infrastructure solutions in North America, for a combination of cash and shares of its common stock. The transaction added nearly 13,000 EV chargers to Blink’s existing footprint, an additional 3,800 site host locations, and more than 150,000 registered EV driver members.

Blink Charging is now the only EV charging company to offer complete vertical integration from research & development and manufacturing to EV charger ownership and operations. This vertical integration creates unparalleled opportunities for Blink to control its supply chain and accelerate its go-to-market speed from more than 10,000 EV chargers today scaling to 50,000 per year, while reducing operating costs.

Blink will benefit from SemaConnect’s in-house research & development, hardware design, and manufacturing capabilities. SemaConnect’s manufacturing facility in Maryland will allow Blink to comply with the Buy American mandates and positions Blink to significantly capitalize on the $7.5 billion Biden Administration EV infrastructure bill and assist with the Administration’s goal to build out the first-ever national network of 500,000 EV chargers along America’s highways and in communities. This acquisition positions Blink to assist the Administration’s development of a national EV charging network that provides interoperability among different charging companies and is user-friendly, reliable, and accessible to all Americans.

“Our speed in closing this deal is the first signal of the integrations and opportunities we can leverage from SemaConnect’s robust hardware product line-up. This allows Blink to rapidly bring to market leading EV charging hardware complemented with our advanced software, including our multi-language and multi-currency network,” said Michael D. Farkas, Founder and CEO of Blink Charging. “In addition, we are particularly enthused about finalizing and bringing to market the DCFC charger being developed by SemaConnect. Capitalizing on these efforts allows Blink to significantly accelerate our DCFC speed to market while drastically reducing our R&D costs,” said Mr. Farkas.

Blink intends to transition SemaConnect’s chargers to a single state-of-the-art network developed by a joint engineering team, which nearly doubled with the acquisition. The addition of the SemaConnect hardware further accelerates Blink’s expansion across multiple municipalities and geographies, including California, where SemaConnect chargers already comply with local requirements for swipe credit card functionality.

Founded in 2008, SemaConnect is a market leader with a diverse suite of products, including Level 2 and DC Fast chargers, and charging-as-a-service program which provides a full package of EV charging solutions. SemaConnect’s hardware and software solutions reach a wide range of critical EV charging customers across municipal, parking, multifamily, hotel, office, retail and commercial in the U.S. and Canada. Major customers include CBRE, JLL, Hines, Greystar, AvalonBay Communities, Cisco Systems, General Electric, among others.

SemaConnect executives will continue working for SemaConnect, a Blink group company. Mahi Reddy, SemaConnect’s Chief Executive Officer, and Marc Pastrone, its Chief Operating Officer, signed new employment offer letters and will remain in their positions. Harsha Kollaramajalu, SemaConnect’s Chief Technology Officer, will join Blink as its Executive Vice President, Head of Global Manufacturing.

“With the acquisition of SemaConnect and Blink’s recent past acquisitions, including EB Charging and Blue Corner in Europe, we have significantly expanded and strengthened our position as a global leader in the EV space,” said Mr. Farkas.

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ABOUT BLINK CHARGING

Blink Charging Co. (Nasdaq: BLNK, BLNKW), a leader in electric vehicle (EV) charging equipment, has deployed over 48,000 charging ports across 19 countries, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of Blink’s charging locations worldwide. Blink’s principal line of products and services include the Blink EV charging network (“Blink Network”), EV charging equipment, EV charging services, and the products and services of recent acquisitions, including Blue Corner and BlueLA. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to rise to 10 million vehicles by 2025 from approximately 2 million in 2019, Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs. For more information, please visit https://www.blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, along with terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should,” and other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief, or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including risks related to the acquisition of SemaConnect, as well as Blink Charging’s ability to integrate the acquired business within expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisition at or above the levels projected, and those other risks described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

PR@BlinkCharging.com

Blink Investor Relations Contact

IR@BlinkCharging.com

855-313-8187